Exhibit 10.1
Tournament Class Membership Purchase Agreement
This Agreement (the “Agreement”) is entered into on the 7th day of February, 2006, between WTA Tour, Inc. d/b/a Sony Ericsson WTA Tour (“WTA”), a New York not-for-profit corporation, located at One Progress Plaza, Suite 1500, St. Petersburg, Florida 33701 and Advantennis Corp., Welsh & McKean Roads, Spring House, PA 19477 (“Advanta”).
WHEREAS, WTA is the governing body of the worldwide circuit of women’s professional tennis currently known as the Sony Ericsson WTA Tour (the “Tour”);
WHEREAS, Advanta owns a Tournament Class Membership (“Membership”) in the WTA which has enabled Advanta to stage a Tier II tournament on the Tour, which was historically staged in or near Philadelphia, Pennsylvania, USA from year to year (the “Philadelphia Event”);
WHEREAS, WTA and Advanta have reached an agreement for the WTA to acquire Advanta’s Membership in accordance with the terms set forth below.
THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Capitalized Terms. Any capitalized terms shall have the meaning as defined herein. In the case of a capitalized term which is not defined herein, such term shall have the meaning ascribed to such term in the 2006 WTA Tour Rulebook.

2.	Acquisition. The purchase of the Membership and the withdrawal of Advanta as a Member of the WTA, shall be fully and finally effective upon execution of this Agreement, at which point WTA shall acquire full title and interest to the Membership and Advanta and any other parties involved in the Philadelphia Event shall have no further rights whatsoever as a Member of the WTA. As further described below, the WTA is only purchasing the Membership and shall not be assuming any liabilities of Advanta or associated with Advanta’s operation of the Philadelphia Event, all of which shall remain the responsibility of Advanta. WTA’s purchase of the Membership does not include any right to the intellectual property of Advanta or its parent or affiliates, including but not limited to any right to the use of the Advanta name or logo. In addition, Advanta shall immediately cease use of the intellectual property of the WTA and its affiliates, including, but not limited to the WTA name and logo.

3.	Purchase Price and Payment Terms. WTA shall pay to Advanta USD $3,000,000 (the “Purchase Price”) as full payment for all rights and title to the Membership. The parties expressly acknowledge and agree that on or about January 27, 2006, WTA paid the first installment of USD $1,000,000 to Advanta representing 33 1/3% of the total Purchase Price of the Membership. The second payment in the amount of $1,000,000 from WTA to Advanta shall be due on January 27, 2007, and the third and final payment in the amount of $1,000,000, representing the balance of the Purchase Price to Advanta shall be due on January 27, 2008.

All references to dollars in this Agreement shall be to United States dollars and all payments to be made by WTA under this Agreement shall be paid in United States dollars.

4.	Retained Liabilities. WTA shall not assume any of the debts, obligations, or liabilities of Advanta whether or not related to the Philadelphia Event operated by Advanta. Such liabilities shall be retained by Advanta and shall include all liabilities of Advanta related to the operation of the Philadelphia Event by Advanta, whether such liabilities are incurred or arise prior to or after the date of this Agreement, including, but not limited to, lease payments, rental fees, employee terminations, severance, unemployment insurance premiums, withholding obligations, taxes, and any and all liabilities arising out of or in any way connected with pending or threatened litigation, resulting from or in any way connected with the operation of Advanta’s business or Advanta’s operation of the Philadelphia Event. Advanta shall not assume any of the debts, obligations or liabilities of the WTA.

5.	Waiver of Transfer Fee and No Release Terms. The WTA hereby agrees to waive the Transfer Fee on this transaction, which would be 15% of the sale consideration (i.e., $450,000) based on Advanta’s current ownership tenure of three years. In addition, Advanta is hereby released from any obligations that would otherwise be in effect as to it, as a WTA Tournament Class Member or with respect to any Tour sponsorship or similar agreement, for the 2006 season. Without limiting the generality of the foregoing, the No Release Rule will not apply to Advanta for the 2006 season. The parties agree that this Agreement and the transfer provided for herein, are in full compliance with all applicable WTA rules and procedures.

6.	Subsequent Sale or Lease by WTA. If at anytime on or before December 31, 2006, the WTA enters into an agreement to sell the Membership for a purchase price greater than or equal to USD $3,000,000, upon closing of such subsequent sale agreement: (a) the WTA will promptly pay all of the then outstanding balance of the Purchase Price due Advanta hereunder; and (b) the WTA shall pay to Advanta an amount equal to 50% of any sale proceeds received by the WTA in excess of USD $3,000,000. Similarly, if at any time on or before December 31, 2006, the WTA enters into an agreement to Lease the Membership, upon execution of such lease agreement, the WTA shall pay to Advanta an amount equal to 50% of the lease payments attributable to year one (1) of the lease.

7.	International Television License Payment. The WTA acknowledges that it owes Advanta approximately $50,000, which represents Advanta’s International Television License payment related to the 2005 Philadelphia Event. WTA shall pay such amount to Advanta in accordance with Section 9(e) of the Amended WTA Tour Television License Agreement dated January 1, 2000. An additional payment may be due to Advanta, once the 2005 television license revenues are audited and such amount shall be paid to Advanta within 30 days after the completion of the audit.

8.	Release. The WTA acknowledges and agrees that Advanta owes nothing to the WTA arising out of the Philadelphia Event in 2005 or prior years, with the exception of possible indemnification obligations that may arise under Section 10 hereof and which are not known to the WTA at the date hereof. With the exception of the payments to Advanta which are set forth in Sections 2, 6 (if applicable) and 7, Advanta acknowledges and agrees that the WTA owes nothing to Advanta arising out of the Philadelphia Event or the Membership. Except for the payments and indemnities described above in this Section, Advanta and WTA hereby release, discharge and forever acquit each other from any and all claims or obligations due or alleged to be due from such other Party arising under or resulting from the Philadelphia Event in 2005 or prior years and the Membership.

9.	Representations and Warranties. Each of the parties to this Agreement represents and warrants to the other party that:
a.	It has the full right and capacity to enter into and perform this Agreement;

b.	The execution, delivery and performance of this Agreement by that party have been duly authorized by all necessary action and will not violate or conflict with any agreement, instrument, commitment or arrangement to which that party is bound or any law, regulation, order, writ, judgment, injunction or decree applicable to that party;

c.	This Agreement is a legal, valid, and binding agreement of that party, enforceable against that party in accordance with its terms;

d.	No further consents, approvals, authorizations, or filings from or with any person or entity are necessary for the execution, delivery, and performance of this Agreement by that party;

e.	There is no claim, litigation, proceeding, or governmental investigation pending or, to the best of that party’s knowledge, threatened, or an order, injunction, or decree outstanding, against that party that could materially and adversely affect that party’s ability to perform any of its obligations under this Agreement;

f.	This Agreement has been executed by that party upon its independent judgment and the advice of counsel and that party has not relied upon any representation or inducement of any kind or nature, other than as specifically set forth in this Agreement.
Advanta further represents and warrants that (i) it is the sole owner of any and all rights, title and interest in the Membership; and (ii) it knows of no outstanding obligations, financial, or otherwise, that it has with respect to the Membership or the Philadelphia Event and, should any obligations arise, Advanta acknowledges that it shall be fully responsible for handling and resolving any such obligations or alleged obligations and shall fully indemnify WTA against any claims, suits, judgments, settlements, or otherwise arising thereunder.

10.	Indemnification. Advanta hereby agrees to indemnify, defend and hold harmless WTA and its affiliates, and their respective directors, officers, employees and agents, from and against any and all expenses, damages, liabilities, claims, suits, losses, actions, judgments, and costs (including reasonable attorneys’ fees and expenses) whether awarded or agreed to be paid, to a third party arising out of or in connection with (i) any breach, or alleged breach, of this Agreement by Advanta; (ii) any negligent act or omission by Advanta in the performance of its duties under this Agreement; (iii) any material inaccuracy of any warranty or representation by Advanta; (iv) any breach, or alleged breach, of any agreement between Advanta, its affiliates, agents, or assigns and any third party related in any way to the Philadelphia Event; or (v) any act or omission by

Advanta, its affiliates, agents or assigns in connection with the Philadelphia Event or the Membership.

WTA hereby agrees to indemnify, defend and hold harmless Advanta and its affiliates, and their respective directors, officers, employees and agents, from and against any and all expenses, damages, liabilities, claims, suits, losses, actions, judgments, and costs (including reasonable attorneys’ fees and expenses) whether awarded or agreed to be paid, to a third party arising out of (i) any breach, or alleged breach, of this Agreement by WTA; (ii) any negligent act or omission by WTA in the performance of its duties under this Agreement; or (iii) any material inaccuracy of any warranty or representation by WTA.

11.	Confidentiality. Advanta and WTA hereby agree to keep the contents of this Agreement confidential, and shall not disclose such contents to any third party, except (a) to the extent disclosure is required by law or necessary for the respective party’s legitimate business purposes, or (b) in response to a court order, subpoena, or other similar legal process.

12.	No Joint Venture or Partnership. This Agreement shall not create any partnership or joint venture between WTA and Advanta and neither party shall be entitled to represent and hold itself out as acting on the other’s behalf.

13.	Notices. All notices required hereunder (with the exception of payments) shall be in writing and shall be delivered by a recognized national overnight courier service (with proof of delivery) or mailed by certified mail, return receipt requested. Notices shall be deemed effective on the earlier of one day after deposited with a recognized overnight courier service or when received by certified or registered mail. The parties’ addresses for notice purposes shall be as set forth below. Either party may change its address for notice purposes at anytime by providing notice to the other party as provided herein.

If to Advanta:	With a copy to:

Advantennis Corp.	Jay Dubow, Esquire
Welsh and McKean Roads	Wolf Block
Spring House, PA 19477	1650 Arch Street, 22nd Floor
Attn: Elizabeth Mai, Esquire	Philadelphia, PA 19103

If to WTA:

Sony Ericsson WTA Tour
One Progress Plaza, Suite 1500
St. Petersburg, FL 33701
Attn: David Shoemaker, COO & General Counsel
14.	Successors/Assignment. This Agreement shall be binding on and inure to the benefit of the respective heirs, successors and assigns of the parties.

15.	Neutral Interpretation. This Agreement shall be interpreted neutrally and without regard to the party that drafted it and, in particular, no rule of construction shall be applied against any party that would result in the resolution of an ambiguity contained herein against the drafting party.

16.	Separability/ “Blue Pencil”. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute or controversy arising out of, or relating to, this Agreement shall be subject to the exclusive jurisdiction of the Federal and State Courts located in the State of New York. In the event of such a dispute or controversy between the parties, the prevailing party shall be entitled to recover its attorneys fees and costs from the other party.

18.	Entire Agreement. This Agreement represents the entire agreement between or among the parties relating to WTA’s acquisition of the Membership, superseding and replacing any prior oral or written representations, understandings, or agreements between or among between the parties hereto with respect to the subject matter hereof and cannot be amended, added to or modified in any way except by a subsequent writing signed by each party.

19.	Headings. The title or headings herein are used solely for convenience and shall in no way be used to construe the meaning of any of such provisions.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together constitute one and the same Agreement. The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other party to this Agreement.
[Signatures on next page]

ACCEPTED AND AGREED:

WTA TOUR, INC. d/b/a	ADVANTENNIS CORP.
SONY ERICSSON WTA TOUR

By:	/s/ Lawrence G. Scott	By:	/s/ Elizabeth H. Mai

Name:	Lawrence G. Scott	Name:	Elizabeth H. Mai

Title:	Chief Executive Officer	Title:	Senior Vice President, Chief
Administrative Officer and
General Counsel